Exhibit 99.1
Pitney Bowes Calls for Redemption of Outstanding 3.875 Percent Notes Due 2022

STAMFORD, Conn., August 20, 2021 - Pitney Bowes Inc. (NYSE:PBI), a global technology company that provides commerce solutions in the areas of ecommerce, shipping, mailing, and financial services today announced its call for redemption of all of its outstanding 3.875 percent Notes due 2022 (CUSIP No. 724479 AL4). The Notes were issued under an Indenture dated February 14, 2005, between the Company, as issuer, and The Bank of New York Mellon, successor to Citibank, N.A., as trustee, as supplemented and amended.
The Notes will be redeemed on September 19, 2021 (the “Redemption Date”), at a redemption price equal to the sum of 100 percent of the aggregate principal amount of the Notes being redeemed, accrued but unpaid interest on those Notes to such Redemption Date, and any make-whole amount (the “Redemption Price”). On and after the Redemption Date, interest will cease to accrue on the Notes. Because the Redemption Date is not a business day, the Company will pay the Redemption Price on the next succeeding business day with the same force and effect as if made on the Redemption Date, and no interest will accrue for the period from and after the Redemption Date.
As trustee, The Bank of New York Mellon will deliver a notice of redemption to all registered holders of the Notes.
About Pitney Bowes
Pitney Bowes (NYSE:PBI) is a global technology company providing commerce solutions. Clients around the world, including 90 percent of the Fortune 500, rely on the accuracy and precision delivered by Pitney Bowes solutions, analytics, and APIs in the areas of ecommerce fulfillment, shipping and returns; cross-border ecommerce; office mailing and shipping; presort services; and financing. For 100 years Pitney Bowes has been innovating and delivering technologies that remove the complexity of getting commerce transactions precisely right. For additional information visit Pitney Bowes at www.pitneybowes.com.
Forward Looking Statements
This press release contains “forward-looking statements” about the Company’s intention to redeem the Notes. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company’s control, which could cause the Company’s actual results to differ materially from those included in the Company’s forward-looking statements. Please see the Company’s risk factors, as they may be amended from time to time, set forth in its filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.